Prudential MoneyMart Assets, Inc.
For the semi-annual period ended 01/31/15
File number 811-02619


SUB-ITEM 77-C

EXHIBITS
Results of Proxy Voting (Unaudited)
At the special meeting of shareholders held on November 26, 2014, shareholders of the Prudential MoneyMart Assets, Inc. (the "Fund"), approved the following proposal:

To elect twelve Directors:

                SHARES VOTED         % OF VOTED    % OF TOTAL

(a) Ellen S. Alberding;
FOR           415,018,521.524         94.991%        67.644%
WITHHELD       21,884,631.107          5.009%         3.567%

 (b) Kevin J. Bannon;
FOR          416,165,320.563          95.254%        67.831%
WITHHELD       20,737832.068           4.746%         3.380%

(c) Linda W. Bynoe;
FOR          415,125,957.270          95.016%        67.662%
WITHHELD      21,777,195.361           4.984%         3.549%

(d) Keith F. Hartstein;
FOR          416,792,937.495          95.398%        67.934%
WITHHELD      20,110,215.136           4.602%         3.277%

(e) Michael S. Hyland;
FOR         416,842,886.565           95.409%        67.942%
WITHHELD     20,060,266.066            4.591%         3.269%

(f) Stephen P. Munn;
FOR         416,626,668.873           95.360%        67.907%
WITHHELD     20,276,483.758            4.640%         3.304%

(g) James E. Quinn;
FOR         416,572,893.558           95.347%        67.898%
WITHHELD     20,330,259.073            4.653%         3.313%

(h) Richard A. Redeker;
FOR         416,569,201.737           95.346%        67.897%
WITHHELD     20,333,950.894            4.654%         3.314%

(i) Stephen G. Stoneburn;
FOR         416,474,333.050           95.387%        67.926%
WITHHELD     20,155,819.581            4.613%         3.285%

(j) Stuart S. Parker;
FOR         416,739,711.644           95.385%        67.925%
WITHHELD     20,163,440.987            4.615%         3.286%

(k) Scott E. Benjamin; and
FOR         416,603,909.532           95.354%        67.903%
WITHHELD     20,299,243.099            4.646%         3.308%

(l) Grace C. Torres.
FOR         414,934,161.591           94.972%        67.631%
WITHHELD     21,968,991.040            5.028%         3.580%


The special meeting of shareholders of the Fund held on November
26, 2014, was adjourned to December 3, 2014, and further adjourned to December 10, 2014, and January 9, 2015 to permit further solicitation of proxies on the proposal noted below.

An abstention or a broker non-vote is considered present for purposes of determining a quorum but has the effect of a vote against such matters. At the special meeting of shareholders held on January 9, 2015, insufficient votes were obtained to approve the following proposal:

Proposal: To designate the Fund's investment objective as a non-fundamental policy of the Fund, meaning that the Fund's investment objective could be changed with the approval of the Fund's Board of Directors, but without shareholder approval.


                   SHARES VOTED      % OF VOTED    % OF TOTAL

FOR               201,820,298.446     45.698%         32.895%
AGAINST            28,946,830.909      6.555%          4.718%
ABSTAIN            14,780,633.370      3.346%          2.409%
BROKER NON-VOTE   196,095,919.090     44.401%         31.962%

TOTAL             441,643,681.815       100%          71.984%